Exhibit 77(o)

Transactions effected pursuant to Rule 10f-3

Fund Name	Issuer	Date of Purchase	Broker / Dealer From Whom Purchased	Affiliated/Principal Underwriter of Syndicate
ING High Yield Bond Fund	Scientific Games International, Inc	6/2/2008	J.P. Morgan	ING Financial Markets